     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “CLOUDTECH SENSORS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A. D. 2007, AT 4:43 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2121577 8100	Harriet Smith Windsor, Secretary of State
071061173	AUTHENTICATION: 6034543

DATE: 09-27-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:43 PM 09/27/2007
FILED 04:43 PM 09/27/2007
SRV 071061173 - 2121577 FILE
STATE OF DELAWARE
CERTIFICATE OF CORRECTION
Cloudtech Sensors, Inc. , a
corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES HEREBY CERTIFY:
1	The name of the corporation is Cloudtech. Sensors, Inc.

2.	That a Certificate of Merger of Domestic Corporations

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on March 21, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

The effective date of the merger.

4.	Article Fifth of the Certificate is corrected to read as follows:

The merger is to become effective on May 31, 2007
IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 27th day of September, A.D. 2007.

By:	/s/ James L. Trichon Authorized Officer
Name:	James L. Trichon

Print or Type
Title:	President and Chief Executive officer